UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 8, 2006

Date of Report (Date of earliest event reported)

MAUI LAND & PINEAPPLE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Hawaii	0-6510	99-0107542
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

 (Address of principal executive offices)  (Zip Code)

(808) 877-3351

 (Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Material Definitive Agreement.

On May 8, 2006, at the annual meeting of shareholders, the shareholders of Maui Land & Pineapple Company, Inc. (the “Company”) approved the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (the “2006 Plan”) that provides for the grant of equity awards to members of the board of directors, employees and consultants. In addition, the Company’s non-employee directors were automatically granted 3,000 shares of restricted stock on such date, in accordance with the terms of the 2006 Plan.

A summary of the principal provisions of the 2006 Plan is set forth below. The summary is qualified by reference to the full text of the 2006 plan, which is incorporated by this reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 27, 2006.

Administration

The board of directors will administer the 2006 Plan with respect to participation in the 2006 Plan by non-employee members of the board of directors. As to all other participants, the 2006 Plan generally will be administered by the Compensation Committee of the board of directors. The administrator will have full authority to establish rules and regulations for the proper administration of the 2006 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award, the price to be paid, if any, and the other terms and conditions of the awards, consistent with the terms of the 2006 Plan. The administrator may modify outstanding awards as provided in the 2006 Plan.

Limitation on Awards and Shares Available

There are 1,000,000 shares of common stock of the Company, no par value, available for issuance under the 2006 Plan. Generally, shares subject to awards that terminate, expire, lapse, or are forfeited or cancelled, shares that are forfeited or repurchased, and shares that are tendered or withheld to satisfy the price or tax withholding, will be available for grant under the 2006 Plan. The maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any fiscal year is 100,000 shares.

Awards

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof, to eligible individuals. The terms of the awards are subject to the provisions in an award agreement, consistent with the terms of the 2006 Plan.

The exercise price of a stock option and the base price of a stock appreciation right shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted. The administrator is authorized to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The 2006 Plan enumerates certain performance criteria that may be used in granting such awards. Cash settled awards payable to any person during a fiscal year that are intended to be “performance-based compensation” under Section 162(m) may not exceed $250,000.

Automatic Grants to Non-employee Directors

Beginning with the annual meeting of shareholders in 2006, each non-employee director who is standing for re-election to the board of directors and who is elected to continue to serve in such capacity will automatically receive a restricted stock award covering 3,000 shares of common stock, subject to certain forfeiture and vesting provisions. In addition, each non-employee director who first joins the board of directors at any time during the term of the 2006 Plan automatically will receive a restricted stock award covering a number of shares of common stock equal to 3,000, less 250 shares for each full calendar quarter that has elapsed since the last annual meeting at which members of the class of directors to which such individual became a member were standing for re-election. In general, the restricted stock will vest as to 250 shares on the last business day of each calendar quarter of which the director continues service as a Board member.

Messrs. Walter A. Dods Jr. and Fred E. Trotter III were re-elected to the board of directors at the 2006 annual meeting of shareholders and each received the automatic grant of a restricted stock award under the 2006 Plan covering 3,000 shares of common stock. The value of these awards is $38.04 per share, based on the closing sale price of a share of the Company’s common stock on May 8, 2006.

Amendment and Termination

The administrator may amend the 2006 Plan at any time, subject to shareholder approval to the extent required by applicable law or regulation or the listing standards of the American Stock Exchange (or any other market or stock exchange on which the common stock is at the time primarily traded). Additionally, shareholder approval will be specifically required to (i) increase the number of shares available for issuance under the 2006 Plan, or (ii) decrease the exercise price of any outstanding option or stock appreciation right granted under the 2006 Plan.

The administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after March 12, 2016.

Miscellaneous

The 2006 Plan also contains provisions with respect to the treatment of awards upon sale of the Company, transferability of awards, tax withholding requirements, and term of the 2006 Plan, which is ten (10) years from its effective date. Various other terms, conditions and limitations apply, as further described in the 2006 Plan.

Item 9.01.                  Financial Statements and Exhibits.

10.1                           The Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (incorporated by reference to Appendix B of the Definitive Proxy Statement on Schedule 14A filed on March 27, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: May 8, 2006	By:	/S/ ROBERT I. WEBBER
Robert I. Webber
Chief Financial Officer & Senior Vice President/
Business Development

EXHIBIT INDEX

Exhibit Number	Description

10.1

The Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Award Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed on March 27, 2006).